Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”), dated as of July 21, 2014, is entered into between ESA Management, LLC, a Delaware limited liability company (the “Company”), and Peter J. Crage (the “Consultant”).

WHEREAS, the Consultant intends to resign from his position as the Chief Financial Officer of the Company, Extended Stay America, Inc. (the “Parent”) and ESH Hospitality, Inc. effective as of July 31, 2014;

WHEREAS, the Company desires the Consultant to provide certain consulting services to the Company and its affiliates, and the Consultant is willing to provide such services, in each case, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally and equitably bound hereby, the parties hereto agree as follows:

1. Term. The Consultant shall provide consulting services to the Company hereunder for the period commencing as of August 1, 2014 (the “Effective Date”) and ending on December 31, 2014, unless terminated earlier as provided in Section 6 of this Agreement (the “Consulting Term”).

2. Duties. During the Consulting Term, the Consultant agrees to render services to the Company’s board of directors and its Chief Executive Officer, on such matters as either of them may request, commensurate with the Consultant’s position as the former Chief Financial Officer of the Company (collectively, the “Consulting Services”). In the Consultant’s performance of the Consulting Services, the Consultant shall devote so much of his working time as the Consultant and the Company’s Chief Executive Officer may agree from time to time; provided, however, that the Consultant will not be expected to work more than 10 hours per month. The parties expressly acknowledge and agree that the Consultant may maintain other employment during the Consulting Term.

3. Consulting Fee and Expenses. The Company agrees to pay to the Consultant a monthly consulting fee equal to $20,000 (twenty thousand dollars) a month for the Consulting Services to be rendered pursuant to this Agreement during the Consulting Term (the “Consulting Fee”), with such amount to be paid in equal monthly installments on the last business day of each month during the Consulting Term. In addition, the Company agrees to reimburse the Consultant for reasonable business expenses incurred by the Consultant in connection with the Consultant’s performance of the Consulting Services hereunder in accordance with the Company’s policies as in effect from time to time. To obtain reimbursement of business expenses, the Consultant shall submit for approval to the Chief Executive Officer of the Company or his or her designee an invoice describing the business expenses incurred, along with satisfactory supporting documentation of any expenses for which reimbursement is sought. The Consultant shall submit invoices within 60 days of the incurrence of any such business expenses.

4. Independent Contractor Status.

(a) The Company and the Consultant acknowledge and agree that (i) as an independent contractor, the Consultant alone will be responsible for federal, state, and local taxes, and self-employment taxes, or any other applicable taxes, on the Consulting Fee and (ii) the Company will not withhold any amounts from the Consulting Fee relating to any taxes. The Company shall issue to the Consultant on a timely basis a U.S. Tax Form 1099 reflecting the Consulting Fee paid hereunder. (b) The Consultant acknowledges and agrees that he is not an “employee” (or person of similar status) of the Company or any of its affiliates for purposes of the Internal Revenue Code of 1986, as amended, or for purposes of participation in any and all employee benefit plans of the Company or any of its affiliates. The Consultant further acknowledges and agrees that the Consultant has no right to participate, and shall not participate, in any employee benefit plans, programs or policies of the Company or any of its affiliates.

5. Termination. This Agreement shall terminate and all obligations of the parties hereunder, except for (i) the payment of any Consulting Fee for services already performed and (ii) the reimbursement of any expenses due and owing, shall cease upon the first to occur of the following events:

(a) Upon the expiration of the Consulting Term; or

(b) Upon the mutual agreement in writing to terminate this Agreement.

6. Indemnification. The Company and Parent agree to indemnify Consultant and his heirs, executors, personal representatives, successors and permitted assigns from any and all losses, liabilities, damages, costs, expenses and fees (including, without limitation, reasonable attorneys’ fees) for any causes of action, suits, claims, settlements, awards, judgments, orders and decrees (collectively, “Losses”) arising out of, related to or resulting from the Consulting Services performed by Consultant under this Agreement, except to the extent any such Losses are directly caused by Consultant’s willful misconduct, gross negligence or material breach of this Agreement.

7. Representation. The Consultant represents and warrants that (a) the Consultant is not subject to any contract, arrangement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits the Consultant’s ability to enter into and fully perform the Consultant’s obligations under this Agreement and (b) the Consultant is not otherwise unable to enter into and fully perform the Consultant’s obligations under this Agreement.

8. Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors and assigns. Notwithstanding the provisions of the immediately preceding sentence, neither party shall assign all or any portion of this Agreement without the prior written consent of the other party.

9. Notices. Unless otherwise provided herein, all communications under this Agreement shall be in writing. Any written communication shall be sent by (a) personal delivery or overnight delivery service or (b) facsimile during normal business hours, with confirmation of receipt, to the following:

If to the Consultant:

Peter J. Crage

2029 Carnoustie CT

Fort Mill, SC 29707

Fax:

Email:

If to the Company:

ESA Management, LLC

11525 N. Community House Road, Suite 100

Charlotte, North Carolina 28277

Attn: General Counsel

Fax:    (980) 345-1665

Email:

All such written communications shall be deemed to have been given when received. Any party may change its facsimile number or its address to which communications hereunder are to be delivered by giving the other party hereto written notice in the manner set forth herein.

10. Amendments; Waivers. This Agreement may not be modified unless such amendment is agreed to in writing and signed by each of the parties hereto. No waiver by either party hereto at any time of any breach by the other party hereto, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

11. Governing Law. This Agreement shall in all respects be governed by, and construed in accordance with, the laws (excluding conflict of laws rules and principles) of the State of North Carolina.

12. Jurisdiction. Any action against any party to this Agreement arising out of or in any way relating to this Agreement shall be brought in any federal or state court located in the State of North Carolina and each of the parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such action; provided, however, that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

13. Severability. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument. Facsimile or electronically transmitted signatures shall be deemed to be originals.

15. Entire Agreement. This Agreement sets forth the entire agreement between the Consultant and the Company and extinguishes all prior agreements and understandings between the parties with respect to the subject matter hereof.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

ESA MANAGEMENT, LLC

By:	/s/ James L. Donald
Name:	James L. Donald
Title:	President & Chief Executive Officer

CONSULTANT

/s/ Peter J. Crage
Name:	PETER J. CRAGE

[Signature Page to Consulting Agreement]